Exhibit 99.1

AXIM BIOTECH RETAINS ORA TO MANAGE UPCOMING PRODUCT DEVELOPMENT AND CLINICAL TRIALS ON GLAUCOMA AND DRY EYE INDICATIONS

NEW YORK – March 21, 2017 – AXIM® Biotechnologies, Inc. (AXIM® Biotech) (OTC: AXIM), a world leader in cannabinoid research and development, today announced that it has retained the services of Ora®, Inc., a global Contract Research Organization (“CRO”), to perform the company’s upcoming product development (based on AXIM’s IP) and clinical trials for treating glaucoma and dry eye utilizing cannabinoid-based therapeutics. Ora is the world’s leading ophthalmology CRO for advancing products from pre-clinical through approval and post-market phases.

Ora will run the clinical programs under the supervision of Prof. Robert Ritch, Surgeon Director Emeritus and Chief of Glaucoma Services at New York Eye and Ear Infirmary of Mount Sinai School of Medicine in New York (NYEE). Prof. Ritch is a world-renowned expert in ophthalmology and glaucoma in particular, and has joined AXIM’s Advisory Board in December 2016.

“We are very pleased to team up with Ora, a world-class ophthalmology CRO, to guide our product development and clinical trials,” said George E. Anastassov, MD, DDS, MBA and Chief Executive Officer of AXIM Biotech. “Glaucoma and dry eye are highly prevalent ophthalmic diseases that require new and improved treatment options for patients. We look forward to working with Prof. Ritch and Ora in the development and clinically testing the efficacy of AXIM’s novel, proprietary, cannabinoid based solutions in treating glaucoma and dry eye and improving patient’s well-being.”

“Despite new product approvals, glaucoma and dry eye remain ophthalmic diseases with significant unmet medical needs. Approximately 40% of glaucoma patients require more than one IOP-lowering medication. We hope that the development of new treatments with novel mechanisms of action will in turn reduce the risk of progression of visual field loss,” said David A. Hollander, MD, MBA, Chief Medical Officer of Ora. “Dry eye is one of the leading reasons for patient visits to eye care specialists. Novel therapies that address the signs and symptoms of dry eye disease will be welcomed by both dry eye sufferers and physicians.”

Glaucoma is a complicated disease in which increased intraocular pressure leads to damage of the optic nerve, causing progressive, irreversible vision loss. Glaucoma is the second leading cause of blindness in the world, according to the World Health Organization. It is estimated that over three million Americans suffer from glaucoma. Glaucoma is not yet curable, and vision lost cannot be regained. With medication and/or surgery, it is possible to halt further loss of vision in some patients. Global spending on glaucoma management in 2016 was $6 billion. IOP lowering medications remain the preferred approach to treat most cases of glaucoma. Despite the loss of patent protection for several blockbuster drugs, which has attracted generic competition, the market is ripe for future growth with a number of novel drugs in late-stage development.

Dry eye is a multifactorial disease that results in symptoms of discomfort and tear film instability that can lead to ocular surface damage. It is often a chronic problem, particularly in older adults, and is expected to become even more prevalent with the aging population and increased use of video display terminals such as computers and smart phones. The market is expected to grow to $4.5 billion by year 2020.

The primary approaches used to manage and treat dry eyes include using artificial tear solutions, conserving tears by means of punctal plugs, and treating the underlying ocular surface inflammation with prescription topical pharmaceuticals.

“We are thrilled Axim selected Ora to be their development partner. The experienced ophthalmic teams at Ora look forward to maximizing the therapeutic potential of Axim’s technology for the benefit of patients suffering from glaucoma and dry eye,” said Ora’s President and CEO, Stuart B. Abelson.

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About AXIM®

AXIM® Biotechnologies, Inc. (OTC: AXIM) focuses on the research, development and production of cannabis-based pharmaceutical, nutraceutical and cosmetic products. Our flagship products include CanChew®, a CBD-based controlled release chewing gum, and MedChew Rx, a combination CBD/THC gum that is undergoing clinical trials for the treatment of pain and spasticity associated with multiple sclerosis. We prioritize the well-being of our customers while embracing a solid fiscal strategy. For more information, please visit www.AXIMBiotech.com.

About Ora®, Inc.

Ora is the world’s leading full-service ophthalmic CRO and product development firm with offices in the United States, the United Kingdom and Japan. Over the past 40 years, we have proudly helped our clients earn 44 product approvals. We support a wide array of organizations, from start-ups to global pharmaceutical and device companies, to efficiently bring their new products from concept to market. Ora’s pre-clinical and clinical models, unique methodologies and regulatory strategies have been refined and proven across thousands of projects. We bring together the world’s most extensive and experienced team of ophthalmic experts and R&D professionals to maximize the value of new product initiatives.  For more information, please visit www.oraclinical.com

Ora® and Ora Logo are registered trademarks of Ora, Inc.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Axim Biotechnologies, Inc. to be materially different from the statements made herein.

LEGAL DISCLOSURE

AXIM® Biotechnologies does not sell or distribute any products that are in violation of the United States Controlled Substances Act (US.CSA).

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